Exhibit 99.12
PLAN OF MERGER
THIS PLAN OF MERGER is made on 14 April 2011
BETWEEN
(1)
TONSUN INTERNATIONAL COMPANY LIMITED, an exempted company incorporated under the laws of the Cayman Islands on 20 October 2010, with its registered office situate at Cricket Square, Hutchins Drive, PO Box 2681, Grand Cayman, KY1-1111, Cayman Islands (“Tonsun”); and

(2)
TONGJITANG CHINESE MEDICINES COMPANY, an exempted company incorporated under the laws of the Cayman Islands on 16 May 2006, with its registered office situate at PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands (“Tongjitang” or “Surviving Company” and together with Tonsun, the “Constituent Companies”).

WHEREAS
(a)
Tonsun and Tongjitang have agreed to merge (the “Merger”) on the terms and conditions contained or referred to in an agreement (the “Agreement”) dated 29 October 2010, as amended on 21 February 2011, made between Fosun Industrial Co. Limited; Hanmax Investment Limited; Tonsun and Tongjitang, a copy of which is attached as Annex A to this Plan of Merger and under the provisions of Part XVI of the Companies Law (2010 Revision) (the “Companies Law”).

(b)	This Plan of Merger is made in accordance with section 233 of the Companies Law.
WITNESSETH:
CONSTITUENT COMPANIES
1.	The Constituent Companies to the Merger are Tonsun International Company Limited and Tongjitang Chinese Medicines Company.
NAME OF THE SURVIVING COMPANY
2.	The name of the Surviving Company shall be Tongjitang Chinese Medicines Company.

REGISTERED OFFICE
3.
The current registered office of the Constituent Company is at Cricket Square, Hutchins Drive, PO Box 2681, Grand Cayman, KY1-1111, Cayman Islands and the current registered office of the Surviving Company is at the offices of Maples Corporate Services Limited, PO Box 309GT, Ugland House, South Church Street, George Town, Grand Cayman, Cayman Islands. Upon the Merger becoming effective, each Constituent Company has, and the Surviving Company shall have, its registered office at Cricket Square, Hutchins Drive, PO Box 2681, Grand Cayman, KY1-1111, Cayman Islands.

AUTHORISED AND ISSUED SHARE CAPITAL
4.	Immediately prior to the Merger the authorized share capital of Tonsun was U.S.$50,000 divided into 50,000,000 ordinary shares of US$0.001 par value per share all of which have been issued.

5.
Immediately prior to the Merger the authorized share capital of Tongjitang was U.S.$500,000 divided into 500,000,000 ordinary shares of US$0.001 par value per share of which 104,066,526 ordinary shares had been issued and fully paid.

6.	The authorized share capital of the Surviving Company shall be U.S.$50,000 divided into 50,000,000 ordinary shares of US$0.001 par value per share.

7.	Each issued and outstanding ordinary share of Tonsun shall be converted into and continue as an ordinary share of the Surviving Company in accordance with the provisions of the Agreement.

8.	On the Effective Date (as defined below) the shares of the Surviving Company shall:
(a)	be entitled to one vote per share;

(b)	be entitled to such dividends as the Board of Directors may from time to time declare;

(c)
in the event of a winding-up or dissolution of the Surviving Company, whether voluntary or involuntary or for the purpose of a reorganization or otherwise or upon any distribution of capital, be entitled to the surplus assets; and

(d)	generally be entitled to enjoy all of the rights attaching to shares;
in each case as set out in the Articles (as defined below).

EFFECTIVE DATE
9.	The Merger shall take effect immediately on the date this Plan of Merger is registered by the Registrar of Companies (the “Effective Date”).
PROPERTY
10.
On the Effective Date the rights, property of every description including choses in action, and the business, undertaking, goodwill, benefits, immunities and privileges of each of the Constituent Companies shall immediately vest in the Surviving Company which shall be liable for and subject to, in the same manner as the Constituent Companies, all mortgages, charges, security interests, contracts, obligations, claims, debts and liabilities of each of the Constituent Companies.

MEMORANDUM AND ARTICLES OF ASSOCIATION
11.
The Memorandum of Association and Articles of Association of Tonsun immediately prior to the Effective Date shall be the Memorandum of Association and Articles of Association of the Surviving Company (save for references to the name).

DIRECTORS BENEFITS
12.	There are no amounts or benefits payable to the directors of the Constituent Companies on the Merger becoming effective.
DIRECTORS OF THE SURVIVING COMPANY
13.	The names and addresses of the directors of the Surviving Company are as follows:

NAME	ADDRESS
Xiaochun WANG	Room 3030, Four Seasons Place 8 Finance Street, Central, Hong Kong

Qian XU	No. 12, Unit 1, Building 47 No. 21 Jigui Road, Yunyan District Guiyang City, Guizhou Province, P.R. China

Zhiping CUI	Room 602, No. 28, Lane 525 Guangzhong Road, Shanghai, P.R. China

SECURED CREDITORS

14.	(a)	Tonsun International Company Limited has no secured creditors; and

	(b)	Tongjitang Chinese Medicines Company has no secured creditors.
RIGHT OF TERMINATION
15.
The directors of Tongjitang may terminate this Plan of Merger immediately prior to the Effective Date in the event that financing has not been made available under the terms of a facility agreement dated 24 September 2010 made between Hanmax Investment Limited as borrower, CITIC Bank International Limited as arranger, CITIC Bank International Limited as original lender, CITIC Bank International Limited as agent, and CITIC Bank International Limited as security trustee, or through such alternative sources as permitted by the Agreement.

Each of the undersigned, being all of the Directors of the Constituent Companies, has executed this Plan of Merger, which may be executed by facsimile and in one or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument, on the date indicated alongside the name below.
For and on behalf of TONSUN INTERNATIONAL COMPANY LIMITED:

/s/ Xiaochun WANG	31 March, 2011

Xiaochun WANG	Date:
Director

/s/ Qian XU	31 March, 2011

Qian XU	Date:
Director

/s/ Zhiping CUI	31 March, 2011

Zhiping CUI	Date:
Director

For and on behalf of TONGJITANG CHINESE MEDICINES COMPANY:

/s/ Yan CHEN	6 April, 2011

Yan CHEN	Date:
Director

/s/ Xiaochun WANG	6 April, 2011

Xiaochun WANG	Date:
Director

/s/ Yongcun CHEN	6 April, 2011

Yongcun CHEN	Date:
Director

/s/ David Ray WHITE	6 April, 2011

David Ray WHITE	Date:
Director

/s/ Harry K. GENANT	4 April, 2011

Harry K. GENANT	Date:
Director